Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Arlington Tankers Ltd.:
We consent to the incorporation by reference in the registration statement (No. 333-138752) on Form S-3 of Arlington Tankers Ltd. of our report dated March 10, 2006, with respect to the consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows of Arlington Tankers Ltd. for the year ended December 31, 2005, which report appears in the December 31, 2007 annual report on Form 10-K of Arlington Tankers Ltd..
/s/ KPMG LLP
KPMG LLP
Stamford, Connecticut
March 14, 2008